[RP FINANCIAL, LC LETTERHEAD]

                                October 26, 1999



Board of Directors
Alamogordo Financial Corporation
500 10th Street
Alamogordo, New Mexico  88310-6768

Dear Members of the Board:

         This letter sets forth the agreement between Alamogordo Financial Corporation, Alamogordo, New Mexico (the "Company"), and RP Financial, LC. ("RP Financial"), whereby the Company has engaged RP Financial to prepare the regulatory business plan and financial projections to be adopted by the Company's Board of Directors in conjunction with the Company's minority stock offering. These services are described in greater detail below.


Description of Proposed Services

         RP Financial's business planning services will include the following areas: (1) evaluating the Company's current financial and operating condition, business strategies and anticipated strategies in the future; (2) analyzing and quantifying the impact of business strategies, incorporating the use of net offering proceeds both in the short and long term; (3) preparing detailed financial projections on a quarterly basis for a period of at least three fiscal years to reflect the impact of Board approved business strategies and use of proceeds; (4) preparing the written business plan document which conforms with applicable regulatory guidelines including a description of the use of proceeds and how the convenience and needs of the community will be addressed; and (5) preparing the detailed schedules of the capitalization of the Company and AF Mutual Holding Company cash flows.

         Contents of the business plan will include: Philosophy/Goals; Economic Environment and Background; Lending, Leasing and Investment Activities; Deposit, Savings and Borrowing Activity; Asset and Liability Management; Operations; Records, Systems and Controls; Growth, Profitability and Capital; Responsibility for Monitoring this Plan.

         RP Financial agrees to prepare the business plan and accompanying financial projections in writing such that the business plan can be filed with the appropriate regulatory agencies prior to filing the appropriate applications.

Fee Structure and Payment Schedule

         The Company agrees to compensate RP Financial for preparation of the business plan on a fixed fee basis of $7,500. Payment of the professional fees shall be made upon delivery of the completed business plan.

         The Company also agrees to reimburse RP Financial for those direct out-of-pocket expenses necessary and incidental to providing the business planning services. Reimbursable expenses will likely include shipping, telephone/facsimile printing, computer and data services, and shall be paid to RP Financial as incurred and billed. RP Financial will agree to limit reimbursable expenses in conjunction with the appraisal engagement, subject to written authorization from the Company to exceed such level.

         In the event the Company shall, for any reason, discontinue this planning engagement prior to delivery of the completed business plan and payment of the progress payment fee, the Company agrees to compensate RP Financial according to RP Financial's standard billing rates for consulting services based on accumulated and verifiable time expenses, not to exceed the fixed fee described above, plus reimbursable expenses incurred.

         If during the course of the planning engagement, unforeseen events occur so as to materially change the nature or the work content of the business planning services described in this contract, the terms of said contract shall be subject to renegotiation by the Company and RP Financial. Such unforeseen events may include changes in regulatory requirements as it specifically relates to the Company or potential transactions which will dramatically impact the Company such as a pending acquisition or branch transaction.

                              * * * * * * * * * * *

         Please acknowledge your agreement to the foregoing by signing as indicated below and returning to RP Financial a signed copy of this letter.


                                              Very truly yours,

                                              /s/William E. Pommerening

                                              William E. Pommerening
                                              Chief Executive Officer and
                                                Managing Director




Agreed To and Accepted By:        Miles Ledgerwood   /s/Miles Ledgerwood
                                                  ---------------------------
                                  President and Chief Executive Officer

Upon Authorization by the Board of
  Directors For:                                Alamogordo Financial Corporation
                                                Alamogordo, New Mexico


Date Executed:    11-1-99
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